ALLIANCEBERNSTEIN INVESTMENTS, INC.
                           1345 Avenue of the Americas
                              New York, N.Y. 10703
                                 (212) 969-2156


                                          October 31, 2006



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549


             Re: AllianceBernstein Cap Fund, Inc.- AllianceBernstein Small Cap Growth Portfolio
                   File Nos. 2-29901 and 811-01716


Dear Sir or Madam:

     We have acted as counsel to AllianceBernstein Cap Fund, Inc. (the "Fund") in connection with the preparation of Post-Effective Amendment No. 82 to the Fund's Registration Statement on Form N-1A.

     In my view, the above-described Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended.

                                          Sincerely,

                                          /s/   Andrew L. Gangolf
                                          ---------------------------------
                                                Andrew L. Gangolf
                                                Senior Vice President and
                                                Assistant General Counsel



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